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EXHIBIT 23.1

        We have issued our report dated October 30, 2002, except for note G as to which the date is November 1, 2002, accompanying the consolidated financial statements of the hosting business of Epoch Networks, Inc. and its wholly-owned subsidiary, Epoch Hosting, Inc., included in the Amendment No.1 to Current Report on Form 8-K/A filed on January 31, 2003 (the "Current Report"). We hereby consent to inclusion of said report in the Current Report and the incorporation by reference of said report in the Registration Statement of VitalStream Holdings, Inc. on Form S-8 (File No. 333-82218, effective February 5, 2002).

                                                                                                          /s/ ROSE, SNYDER & JACOBS

Encino, CA
January 31, 2003

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  EXHIBIT 23.1